Exhibit 99.6

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of September 12, 2022, is entered into by and among Tuesday Morning Corporation, a Delaware corporation (the “Company”), and Osmium Partners (Larkspur SPV), LP (“Larkspur”). Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Larkspur owns 20,158,593 shares of the common stock, $0.01 par value per share (“Common Stock”), of the Company (such shares, the “Owned Shares”);

WHEREAS, the Company has entered into that certain Note Purchase Agreement, dated as of September 9, 2022 (the “Note Purchase Agreement”), among the Company, Tuesday Morning Inc., a Texas corporation and indirect wholly owned subsidiary of the Company, TASCR VENTURES, LLC (the “Lead Investor”) and the other purchasers set forth on Schedule I thereto (each, a “Purchaser” and, collectively, the “Purchasers”) and TASCR Ventures CA, LLC as collateral agent;

WHEREAS, following the completion of the issuance to the Purchasers of convertible debt pursuant to the terms of the Note Purchase Agreement, it is expected that the Certificate of Incorporation of the Company will be amended to (i) increase the number of authorized shares of Common Stock in an amount sufficient to allow for the conversion in full of the Notes and provide such additional authorized shares as shall be determined appropriate by the Board and/or (ii) authorize the Company to effect a reverse stock split of the Common Stock at a ratio sufficient to cause the Company to regain compliance with the minimum bid price requirement under Nasdaq’s listing rules and allow for the conversion in full of the Notes (the “Certificate of Incorporation Amendment”); and

WHEREAS, as a condition to the willingness of the Lead Investor to enter into and consummate the transactions contemplated by the Note Purchase Agreement and as inducement and in consideration therefor, the Lead Investor has required that the Company and Larkspur agree, and the Company and Larkspur have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1.          Agreement to Vote.

(a)       From and after the date hereof until the termination of this Agreement in accordance with Section 3, at any meeting of the stockholders of the Company, including any postponement, recess or adjournment thereof, or in any other circumstance, in each case, upon which a vote, consent or other approval (including a written consent), with respect to all or any constituent part of the Certificate of Incorporation Amendment is sought (the “Stockholder Action”), Larkspur agrees to affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of its Owned Shares to approve any Stockholder Action that is approved by the board of directors of the Company.  The foregoing obligation shall apply only with respect to the Certificate of Incorporation Amendment and shall not apply with respect to any other matters.  Larkspur shall cause all of its Owned Shares to be counted present thereat (including by proxy) for purposes of establishing a quorum at each meeting of the Company’s stockholders at which the matters described in this Section 1 are to be considered (including every adjournment or postponement thereof).  In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the Common Stock affecting the Owned Shares, the terms of this Agreement shall apply to the resulting securities and they shall be deemed to be Owned Shares consistent with the foregoing treatment.

(b)        Without limiting the obligations of Larkspur under this Agreement, Larkspur hereby irrevocably appoints as its proxy and attorney-in-fact the officers of the Lead Investor, and any individual who shall hereafter succeed to any such officer of Lead Investor, and any other person designated in writing by Lead Investor (collectively, the “Proxy Holders”), each of them individually, with full power of substitution, to vote the Owned Shares in accordance with Section 1(a) of this Agreement with respect to any Stockholder Action and, in the discretion of the Proxy Holders, with respect to any proposed postponements or adjournments of meetings of the Company’s stockholders at which any of the matters described in Section 1(a) of this Agreement are to be considered, in each case only in the event any Larkspur fails to be counted as present, fails to vote or execute consents in respect to all of its Owned Shares in accordance with Section 1(a) of this Agreement.  This proxy is coupled with an interest and shall be irrevocable, and Larkspur shall each take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Larkspur with respect to the Owned Shares.  Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 1(b) shall terminate and be of no further force and effect upon the termination of this Agreement.

Section 2.          Transfer of Owned Shares.  From the date hereof until the termination of this Agreement in accordance with Section 3, Larkspur shall not Transfer any Owned Shares or deposit any such Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Owned Shares or grant any proxy or power of attorney (except as otherwise provided herein) with respect thereto.  For the purposes of this Section 2, “Transfer” shall mean (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person (excluding any indirect transfers that do not result in a change in Control of Larkspur), or (ii) entry into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. “Control” means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

Section 3.          Termination.  This Agreement shall terminate without further action upon the earliest of (a) the effectiveness of the Certificate of Incorporation Amendment, (b) the valid termination of the Note Purchase Agreement in accordance with its terms and (c) December 31, 2022; provided that Section 4 shall survive termination of this Agreement.

Section 4.          Miscellaneous.

(a)        Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.  In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose of this Agreement.

(b)        Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

(c)        Amendments and Modifications.  No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by all parties hereto and the Lead Investor.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

(d)       Governing Law.  This Agreement, and all claims and causes of action hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

(e)        Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understands, both oral and written, among the parties with respect to the subject matter hereof.

(f)        Further Assurances.  The Company and Larkspur shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional further consents, documents and other instruments as the other party may reasonable request to the extent necessary to effect the transactions contemplated by this Agreement.

(g)       Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by any reason of this Agreement; provided, that the Lead Investor is an express, intended third party beneficiary with respect to Sections 2 and 4(c), with the right to enforce the terms of those provisions.

(h)       Specific Performance.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not timely perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither party would have entered into this Agreement.

(i)        Counterparts.  This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(j)        Expenses.  The Company agrees to pay for or reimburse Larkspur for all reasonable and documented legal fees and legal expenses incurred in connection with this Agreement; provided, that such fees and expenses shall not exceed $30,000.

(k)        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

Tuesday Morning, Inc.
6250 LBJ Freeway
Dallas, Texas 75240
Attention: Marc Katz
E-mail: marck@tuesdaymorning.com

with a copy to (which copy shall not constitute notice):

Haynes and Boone, LLP
2323 Victory Ave., Suite 700
Dallas, Texas 75219
Attention: Sakina Rasheed Foster
E-mail: sakina.foster@haynesboone.com

Troutman Pepper Hamilton Sanders LLP
600 Peachtree Street, Suite 3000
Atlanta, Georgia 30308
Attention:  Eric A. Koontz
E-mail: eric.koontz@troutman.com

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  David M. Silk
E-mail: dmsilk@wlrk.com

If to Larkspur:

Osmium Partners (Larkspur SPV), LP

c/o Tensile Capital Management, LLC
700 Larkspur Landing Circle, Suite 255
Larkspur, CA  94939
Attention: Douglas J. Dossey
Facsimile No.: (415) 830-8178
E-mail: ddossey@tensilecapital.com

c/o Osmium Partners, LLC
300 Drakes Landing Road #172
Greenbrae, CA 94904

Attention:  John H. Lewis
Email:  jl@osmiumpartners.com

with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP
555 California Street, Suite 2700
San Francisco, CA  94105
Attention: Noah D. Boyens, P.C.
Facsimile No.: (415) 439-1500
E-mail: noah.boyens@kirkland.com

Morrison & Foerster LLP
425 Market Street, 32nd Floor
San Francisco, CA  94105
Attention:  Murray A. Indick
Email:  mindick@mofo.com

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

TUESDAY MORNING CORPORATION

By:	/s/ Fred Hand
Name:	Fred Hand
Title:	Chief Executive Officer

OSMIUM PARTNERS (LARKSPUR SPV), LP

By:	/s/ John Lewis
Name:	John Lewis
Title:	Authorized Signatory

[Signature Page to Voting Agreement]